Exhibit 99.1
For further information contact:
Michael Garone, Chief Financial Officer
973-532-8005 or mgarone@emisphere.com
Daria Palestina, Director of Communications
973-532-8002 or dpalestina@emisphere.com
Rx Communications Group:
Eric Goldman (media), 917-322-2563 or egoldman@rxir.com
Paula Schwartz, 917-322-2216 or pschwartz@rxir.com

Emisphere Technologies Announces Financial and Operational Results
for the Second Quarter and First Six Months of 2009
Conference Call/Webcast to be Held Today, August 11, 2009 at 10:00 AM EDT
CEDAR KNOLLS, N.J., August 11, 2009 — Emisphere Technologies, Inc. (OTC BB: EMIS) today announced financial and operational results for the second quarter and six months ended June 30, 2009.
SECOND QUARTER FINANCIAL RESULTS
For the three months ended June 30, 2009, Emisphere reported a net loss of $3.7 million, or $0.12 per basic and diluted share, including a $0.8 million one time gain on the sale of laboratory equipment, compared to a net loss of $7.6 million, or $0.25 per basic and diluted share for same period last year.
The operating loss for the three months ended June 30, 2009 was $3.0 million, compared to an operating loss of $5.9 million in same period last year.
Total operating expenses for the three months ended June 30, 2009 were $3.0 million, including the $0.8 million one time gain on the sale of laboratory equipment, a decrease of approximately $2.9 million, or 49%, compared to $5.9 million for the same period last year. Total operating expenses for the three months ended June 30, 2009 include research and development costs of $0.7 million and general and administrative expenses of $2.9 million, compared to $3.3 million and $2.4 million respectively, for the same period last year.
Other expense for the three months ended June 30, 2009 was $0.7 million, compared to other expense of $1.7 million for the same period last year.
YEAR TO DATE FINANCIAL RESULTS
For the six months ended June 30, 2009, Emisphere reported a net loss of $8.8 million, or $0.29 per basic and diluted share, compared to a net loss of $11.6 million, or $0.38 per basic and diluted share for the six months ended June 30, 2008.

Emisphere Technologies Announces
Second Quarter 2009 Financial and Operational Results

Total operating expenses for the six months ended June 30, 2009 were $7.7 million, including the $0.8 million one time gain from sale of laboratory equipment, a decrease of approximately $4.9 million, or 39% compared to $12.5 million for the same period last year. Total operating expenses for the six months ended June 30, 2009 include research and development costs of $2.7 million and general and administrative expenses of $5.9 million, compared to $7.2 million and $5.1 million respectively, for the same period last year.
Other expense for the six months ended June 30, 2009 was $1.1 million, compared to other income of $0.8 million in the same period last year.
LIQUIDITY
At June 30, 2009, Emisphere reported cash and restricted cash totaling $1.5 million, compared to $4.2 million at March 31, 2009. The Company anticipates that its existing capital resources are sufficient to enable it to continue operations through August 2009. By terminating its Tarrytown lease and implementing an outsourcing strategy where appropriate, the Company achieved its cash burn target of between $7 million and $8 million per year to support continuing operations. The Company continues to implement aggressive cost controls to conserve its cash and is currently evaluating both non-dilutive and traditional financing options. Management believes there are reasonable financing alternatives potentially available to it that will enable it to meet its near term operating cash requirements. Please refer to the Quarterly Report on Form 10-Q for additional information.
KEY PRODUCT AND CORPORATE DEVELOPMENTS
•	On July 28, 2009, Emisphere announced that, concurrent with the publication of two papers in the July/August issue of the peer reviewed journal, International Journal of Toxicology, which describes the toxicology of its Sodium N-[8-(2-hydroxybenzoyl) Amino] Caprylate (“SNAC”) carrier, SNAC has achieved Generally Recognized as Safe (“GRAS”) status for its intended application in combination with nutrients added to food and dietary supplements. After a comprehensive evaluation of research and toxicology data, SNAC was found to be safe at a dosage of up to 250 mg per day when used in combination with nutrients to improve their dietary availability. With GRAS status, the SNAC carrier is exempt from pre-market approval and management can move ahead with plans to commercialize its first product, a low dose (100 mcg) Over-The-Counter (“OTC”), oral Eligen® Vitamin B12.

•	On June 22, 2009, the Company entered into a research agreement to combine Emisphere’s proprietary Eligen® oral drug delivery technology with a new oral drug delivery system developed in the laboratory of Robert Doyle, Assistant Professor of Chemistry in Syracuse University’s College of Arts and Sciences. The research will evaluate whether the combination of Eligen® and Doyle’s oral drug delivery technology will enhance the absorption of an appetite-suppressing hormone.

•	On June 1, 2009, Emisphere announced that Novartis Pharma AG and Nordic Bioscience had completed recruitment for the planned second multi-center Phase III study exploring the safety and efficacy of an oral formulation of salmon calcitonin using Emisphere’s proprietary Eligen® Technology to treat patients with osteoarthritis of the knee. This study, which is intended to be used to support a regulatory filing in the U.S., includes more than 900 patients between the ages of 51 and 80 with a medical history and symptoms of knee osteoarthritis. The two year study is being conducted in Europe, the U.S. and several other countries.

Emisphere Technologies Announces
Second Quarter 2009 Financial and Operational Results

•	On May 26, 2009, Emisphere reported encouraging data from a clinical study conducted at the University Hospital in Basel, Switzerland, assessing the effect of oral administration of two peptides, GLP-1 and PYY3-36, utilizing Emisphere’s Eligen® Technology on appetite suppression. The study concluded that these orally administered peptides, when delivered with Emisphere’s SNAC carrier, were rapidly absorbed from the gastrointestinal tract, leading to concentrations several times higher than endogenous hormone levels achieved after a standard test meal, resulting in a meaningful reduction in calorie intake.
A live webcast of today’s scheduled 10:00am EDT conference call can be accessed through the Company’s web site at: www.emisphere.com. The live conference call dial-in number is: 1-888-595-5338 (United States and Canada) or 1-201-526-1830 (International). In addition, an archive of the webcast can be accessed through the same link; an audio replay of the call will be available beginning at 1:00pm EDT today, through midnight on August 24, 2009 by calling 1-888-632-8973 (United States and Canada) or 1-201-499-0429 (International). The conference replay PIN is 97831246.
About Emisphere Technologies, Inc.
Emisphere is a biopharmaceutical company that focuses on a unique and improved delivery of therapeutic molecules or nutritional supplements using its Eligen® Technology. These molecules and compounds could be currently available or in development. Such molecules are usually delivered by injection; in many cases, their benefits are limited due to poor bioavailability, slow on-set of action or variable absorption. The Eligen® Technology can be applied to the oral route of administration as well other delivery pathways, such as buccal, rectal, inhalation, intra-vaginal or transdermal. The company’s website is: www.emisphere.com.
Safe Harbor Statement Regarding Forward-looking Statements
The statements in this release and oral statements made by representatives of Emisphere relating to matters that are not historical facts (including without limitation those regarding the timing or potential outcomes of research collaborations or clinical trials, any market that might develop for any of Emisphere’s product candidates and the sufficiency of Emisphere’s cash and other capital resources) are forward-looking statements that involve risks and uncertainties, including, but not limited to, the likelihood that future research will prove successful, the likelihood that any product in the research pipeline will receive regulatory approval in the United States or abroad, the ability of Emisphere and/or its partners to develop, manufacture and commercialize products using Emisphere’s drug delivery technology, Emisphere’s ability to fund such efforts with or without partners, and other risks and uncertainties detailed in Emisphere’s filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in Emisphere’s Annual Report on Form 10-K (file no. 000-17758) filed on March 16, 2009.
-Financial Tables to Follow-

Emisphere Technologies Announces
Second Quarter 2009 Financial and Operational Results

PART I
ITEM 1. FINANCIAL STATEMENTS
EMISPHERE TECHNOLOGIES INC.
BALANCE SHEETS
June 30, 2009 and December 31, 2008
(in thousands, except share and per share data)

	June 30,	December 31,
	2009	2008
	(unaudited)

Assets:
Current assets:
Cash and cash equivalents	$1,279	$7,214
Accounts receivable, net of allowance of $9 in June 2009 and December 2008	72	232
Prepaid expenses and other current assets	402	273

Total Current Assets	1,753	7,719
Equipment and leasehold improvements, net	244	465
Purchased technology, net	1,196	1,316
Restricted cash	255	255
Other assets	386	421

Total assets	$3,834	$10,176

Liabilities and Stockholders’ Deficit:
Current liabilities:
Notes payable, including accrued interest and net of related discount	$12,283	$12,011
Accounts payable and accrued expenses	3,403	2,361
Deferred revenue, current	—	87
Derivative instruments
Related party	307	153
Others	281	114
Restructuring accrual, current	1,253	927
Other current liabilities	48	20

Total current liabilities	17,575	15,673
Notes payable, including accrued interest and net of related discount	19,521	18,209
Restructuring accrual	—	1,953
Deferred revenue	11,460	11,240
Deferred lease liability and other liabilities	96	129

Total liabilities	48,652	47,204

Stockholders’ deficit:
Preferred stock, $.01 par value; authorized 1,000,000 shares; none issued and outstanding	—	—
Common stock, $.01 par value; authorized 100,000,000 shares; issued 30,630,810 shares (30,341,078 outstanding) as of June 30, 2009 and December 31, 2008	306	306
Additional paid-in-capital	401,313	400,306
Accumulated deficit	(442,485)	(433,688)
Common stock held in treasury, at cost; 289,732 shares	(3,952)	(3,952)

Total stockholders’ deficit	(44,818)	(37,028)

Total liabilities and stockholders’ deficit	$3,834	$10,176

The accompanying notes are an integral part of the financial statements

Emisphere Technologies Announces
Second Quarter 2009 Financial and Operational Results

EMISPHERE TECHNOLOGIES, INC.
STATEMENT OF OPERATIONS
For the three and six months ended June 30, 2009 and 2008
(in thousands, except share and per share data)
(unaudited)

	For the three months ended		For the six months ended
	June 30,		June 30,
	2009	2008	2009	2008

Revenue	$—	$14	$—	$169

Costs and expenses:
Research and development	748	3,323	2,670	7,156
General and administrative expenses	2,933	2,363	5,855	5,057
Restructuring costs	—	—	(353)	—
Gain on disposal of fixed assets	(779)	—	(822)	(135)
Depreciation and amortization	96	223	307	449

Total costs and expenses	2,998	5,909	7,657	12,527

Operating loss	(2,998)	(5,895)	(7,657)	(12,358)

Other non-operating income (expense):
Other income (expense)	27	81	68	224
Sublease income	—	189	232	279
Sale of patents	500	—	500	1,500
Change in fair value of derivative instruments
Related party	(205)	(618)	(154)	106
Other	(206)	(673)	(167)	96
Interest expense
Related party	(685)	(596)	(1,346)	(1,171)
Other	(137)	(131)	(273)	(261)

Total other non-operating income (expense)	(706)	(1,748)	(1,140)	773

Net loss	$(3,704)	$(7,643)	$(8,797)	$(11,585)

Net loss per share, basic and diluted	$(0.12)	$(0.25)	$(0.29)	$(0.38)
Weighted average shares outstanding, basic and diluted	30,341,078	30,336,928	30,341,078	30,336,928